                                                                    EXHIBIT 3(a)

                               STATE OF DELAWARE

                        OFFICE OF THE SECRETARY OF STATE

                        --------------------------------


         I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF "CARMIKE CINEMAS, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF OCTOBER, A.D. 1986, AT 1:01 0'CLOCK P.M.





                                        /s/ Edward J. Freel
                [SEAL]                  -----------------------------------
                                        Edward J. Freel, Secretary of State

                                        AUTHENTICATION: 7303833

                                                  DATE: 11-16-94

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             CARMIKE CINEMAS, INC.


Carmike Cinemas, Inc. (the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify that:

         1. The name under which the Corporation was originally incorporated was "Martin Cinemas, Inc." and its original Certificate of Incorporation was filed with the Secretary of State of Delaware on April 2, 1982;

         2. The Directors of the Corporation, by unanimous written consent pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, adopted as of September 29, 1986 resolutions proposing and declaring advisable and in the best interest of the Corporation the following restatement of the Certificate of Incorporation of the Corporation, as previously amended and supplemented;

         3. This restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with Sections 245 and 141 of the General Corporation Law of the State of Delaware;

         4. This restatement of the Certificate of Incorporation of the Corporation only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation except as otherwise allowed by the General Corporation Law of the State of Delaware; and

         5. The text of the Certificate of Incorporation of the Corporation, as previously amended and supplemented, is hereby restated by this Restated Certificate of Incorporation to read in full as follows:


         FIRST: The name of the Corporation (hereinafter called the "Corporation") is

                             CARMIKE CINEMAS, INC.

         SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity of which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is 21,000,000, consisting of (i) 20,000,000 shares of Common Stock, which in turn consists of (A) 15,000,000 shares of Class A Common Stock, par value $.03 per share (the "Class A Common Stock"), and (B) 5,000,000 shares of Class B Common Stock, par value $.03 per share (the "Class B Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock").

         The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation, are as follows:

         A.      PREFERRED STOCK

         The Board of Directors is authorized, subject to the limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the shares of the Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

         (a) The number of shares constituting that series and the distinctive designation of that series;

         (b) Whether that series shall have dividend rights, whether dividends shall be cumulative, and, if so, from which date or dates, and the applicable rate and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (e) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payments of shares of that series; and

         (h) Any other relative rights, preferences and limitations of that series.

         Dividends on outstanding shares of Preferred Stock shall be paid or declared and set apart for payment before any dividends shall be paid or declared and set apart for payment on the common shares with respect to the same dividend period.

         If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of the Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         B.      CLASS A COMMON STOCK AND CLASS B COMMON STOCK

         I.      Dividends and other Distributions.  Subject to the rights of
                 ----------------------------------
the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided that in the case of cash dividends, if at any time a cash dividend is paid on the Class A Common Stock, a cash dividend must also be paid on the Class B Common Stock in an amount per share of Class B Common Stock equal to 85% of the amount of the cash dividend paid on each share of the Class A Common Stock (rounded down, if necessary, to the nearest one-hundredth of a cent), or if at any time a cash dividend is paid on the Class B Common Stock, a cash dividend must also be paid on the Class A Common Stock in an amount equal to 117.647% of the amount of the cash dividend paid on each share of the Class B Common Stock (rounded up, if necessary, to the nearest one-hundredth of a cent), such that a cash dividend may not be paid on either the Class A Common Stock or the Class B Common Stock unless a cash dividend is also paid on the other as aforesaid; and provided, further, that in the case of dividends or other distributions payable in stock of the Corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the Corporation other than Preferred Stock, which occur after the initial issuance of shares of Class B Common Stock by the Corporation, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock in an amount per share equal to the amount per share paid with respect to the Class A Common Stock shall be distributed with respect to Class B Common Stock, and that, in the case of any combination or reclassification of the Class A Common Stock, the shares of Class B Common Stock shall also be combined or reclassified so that the number of shares of Class B Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares outstanding immediately prior to such combination or reclassification as the number of shares of Class A Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Class A Common Stock outstanding immediately prior to such combination or reclassification.

         II.     Voting.
                 -------

         (a) At every meeting of the stockholders every holder of Class A Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Class A Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Common Stock shall be entitled to ten
(10) votes in person or by proxy for each share of Class B Common Stock standing in his name on the transfer books of the Corporation.

         (b) Following the initial issuance of shares of Class B Common Stock, the Corporation may not effect the issuance of any additional shares of Class B Common Stock (except in connection with stock splits and stock dividends) unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Class A Common Stock and of Class B Common Stock entitled to vote, each voting separately as a class.

         (c) Except as may be otherwise required by law or by this Article Fourth, the holders of Class A Common Stock and Class B Common Stock shall vote together as a single class, subject to any voting rights which may be granted to holders of Preferred Stock.

         (d) Every reference in this Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

         III.    Transfer.
                 ---------

         (a) No person holding shares of Class B Common Stock of record (hereinafter called a "Class B Holder") may transfer, and the Corporation shall not register the transfer of, such shares of Class B Common Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee, and any attempted transfer of shares not permitted hereunder shall result in such shares being converted into Class A Common Stock as provided by subsection (d) of this Section III. A Permitted Transferee shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Common Stock:

                 (i) In the case of a Class B Holder who is a natural person,

                          (A) The spouse of such Class B Holder, any lineal descendant of a parent of such Class B

                 Holder, and any spouse of such lineal descendant (which lineal descendants, their spouses, the Class B Holder, and his or her spouse are herein collectively referred to as the "Class B Holder's Family Members");

                          (B) The trustee of a trust (including a voting trust) principally for the benefit of such Class B Holder and/or one or more of his or her Permitted Transferees described in each subclause of this clause (i) other than this subclause (B), provided that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estates of one or more of such Class B Holder's Family Members payable by reason of the death of any of such Family Members;

                          (C) A corporation if a majority of the beneficial ownership of outstanding capital stock of such corporation which is entitled to vote for the election of directors is owned by, or a partnership if a majority of the beneficial ownership of the partnership interests which are entitled to participate in the management of the partnership are held by, the Class B Holder or his or her Permitted Transferees determined under this clause (i), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Common Stock then held by such corporation or partnership shall, upon written notice given by the Corporation to such corporation or partnership, without further act on anyone's part, be converted into shares of Class A Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Common Stock shall thereupon and thereafter be deemed to represent a like number of shares of Class A Common Stock; and

                          (D)     The estate of such Class B Holder.

                 (ii) In the case of a Class B Holder holding the shares of Class B Common Stock in question as trustee pursuant to a trust (other than a trust described in clause (iii) below), "Permitted Transferee" means

(A) any person transferring Class B Common Stock to such trust and (B) any Permitted Transferee of any such transferor determined pursuant to clause (i) above.

   (iii)   In the case of a Class B Holder holding the shares of Class B
Common Stock in question as trustee pursuant to a trust which was irrevocable on the record date for determining the persons to whom the Class B Common Stock is first issued by the Corporation (hereinafter in this Section III called the "Record Date"), "Permitted Transferee" means (A) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment of otherwise and (B) any Permitted Transferee of any such person determined pursuant to clause (i) above.

   (iv) In the case of a Class B Holder which is a corporation or partnership acquiring record and beneficial ownership of the shares of Class B Common Stock in question upon its initial issuance by the Corporation, "Permitted Transferee" means (A) any partner of such partnership, or stockholder of such corporation, on the Record Date, (B) any person transferring such shares of Class B Common Stock to such corporation or partnership, and (C) any Permitted Transferee of any such person, partner, or stockholder referred to in subclauses (A) and (B) of this clause (iv), determined under clause (i) above.

   (v) In the case of a Class B Holder which is a corporation or partnership (other than a corporation or partnership described in clause (iv) above) holding record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means (A) any person transferring such shares of Class B Common Stock to such corporation or partnership and (B) any Permitted Transferee of any such transferor determined under clause (i) above.

   (vi) In the case of a Class B Holder which is the estate of a deceased Class B Holder, or which is the estate of a bankrupt or insolvent Class B Holder, which holds record and beneficial ownership of the shares of Class B Common Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to clause (i), (ii), (iii), (iv) or (v) above, as the case may be.

   (b)  For purposes of this Section III:

        (i) The relationship of any person that is derived by or through legal adoption shall be considered a natural one.

        (ii) Each joint owner of shares of Class B Common Stock shall be considered a "Class B Holder" of such shares.

        (iii) A minor for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

        (iv) Unless otherwise specified, the term "person" means both natural persons and legal entities.

        (v) Without derogating from the election conferred upon the Corporation pursuant to subclause (C) of clause (i) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation, and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

   (c) Any transfer of shares of Class B Common Stock not permitted hereunder shall result in the conversion of the transferee's shares of Class B Common Stock into shares of Class A Common Stock, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation or on such earlier date that the Corporation receives notice of such attempted transfer. The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Common Stock or is a Permitted Transferee.

   (d) Shares of Class B Common Stock shall be registered in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Common Stock shall mean a person who, or an entity which, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. Certificates for shares of Class B Common Stock shall bear a legend referencing the restrictions on transfer imposed by this Section III.

   IV.   Conversion Rights.
         ------------------

   (a) Subject to the terms and conditions of this Section IV, each share of Class B Common Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Common Stock, and at such other place or places, if any, as the Board of Directors may designate, or if the Board of Directors shall fail so to designate, at the principal office of the Corporation (attention of the Secretary of the Corporation), into one (1) fully paid and nonassessable share of Class A Common Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Common Stock surrendered for conversion or on account of any dividends on the Class A Common Stock issuable on such conversion. Before any holder of Class B Common Stock shall be entitled to convert the same into Class A Common Stock, he shall surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that he elects so to convert said Class B Common Stock in accordance with the terms of this
Section IV, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Class A Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Class B Common Stock and the Corporation, whereby the holder of such Class B Common Stock shall be deemed to subscribe for the amount of Class A Common Stock which he shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Common Stock to be converted and to release the Corporation from all liability thereunder, and thereby the Corporation shall be deemed to agree that the surrender of the certificate or certificates therefor and the extinguishment of liability thereon shall constitute full payment of such subscription for Class A Common Stock to be issued upon such conversion. The Corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Common Stock, accompanied by the written notice and the statement above prescribed, issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common

Stock was so surrendered, or to his nominee(s) or transferee(s), a certificate or certificates for the number of full shares of Class A Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of subsection (c) of this Section IV, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the person or persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.

         (b) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance.
However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         (c) The Corporation shall not be required to convert Class B Common Stock, and no surrender of Class B Common Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Common Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Common Stock was surrendered.

         (d) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock which shall be issued upon conversion of the shares of Class B Common Stock, will, upon issue, be fully paid and nonassessable and not entitled to any preemptive rights.

         V.      Liquidation Rights.  In the event of any dissolution,
                 -------------------
liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of Preferred Stock shall be entitled to receive, out of the net assets of the Corporation, an amount for each share equal to the amount fixed in the Certificate of Incorporation, plus an amount equal to all dividends accrued and unpaid on such shares to the date fixed for distribution, and no more, before any of the assets of the Corporation shall be distributed or paid over to the holders of Class A Common Stock. After payment in full of said amounts to the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be divided among and paid ratably to the holders of Class A Common Stock and Class B Common Stock. If, upon such dissolution, liquidation or winding up, the assets of the Corporation distributable as aforesaid among the holders of Preferred Stock shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed among such holders ratably in proportion to the respective total amounts which they shall be entitled to receive as provided in this Section V. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this
Section V.

         FIFTH:  The Corporation is to have perpetual existence.

         SIXTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

                 1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the corporation would have if there were no vacancies. Election of directors need not be by written ballot.

                 2. After the original or other By-Laws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Corporation may be exercised by the Board of Directors of the Corporation; provided, however, that any provision for the classification of directors of the Corporation for staggered terms pursuant to the provisions of subsection (d) of
         Section 141 of the General Corporation Law of the State of Delaware shall be set forth in an initial By-Law or in a By-Law adopted by the stockholders entitled to vote of the Corporation unless provisions for such classification shall be set forth in this Certificate of Incorporation.

         SEVENTH:  The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         EIGHTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article EIGHTH.

         NINTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction for which the director derived an improper personal benefit. This Article NINTH shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article NINTH became effective.

         IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary as of the 29th day of September, 1986.


                                        CARMIKE CINEMAS, INC.

CARMIKE CINEMAS, INC.
     DELAWARE                           By: /s/ Michael W. Patrick
  CORPORATE SEAL                            ----------------------
       1982                                 Michael W. Patrick,
                                            President

Attest:  /s/ Marion Nelson Jones
         -----------------------
         Marion Nelson Jones,
         Secretary